Exhibit 10.1

BOARD RESIGNATION AND CONSULTING AGREEMENT

This Board Resignation and Consulting Agreement (“Agreement”) is entered into and made effective as of October 1, 2019 (the “Effective Date”), by and between iMedia Brands, Inc. (together with its prior name of EVINE Live Inc., “iMedia”), and Robert Rosenblatt (“Rosenblatt”).

RECITALS

A.       Rosenblatt was previously employed by iMedia.

B.       Rosenblatt’s employment with iMedia ended effective May 2, 2019 (the “Separation Date”).

C.       Rosenblatt and iMedia entered into a Separation and Release Agreement executed by Rosenblatt on May 26, 2019 and executed by iMedia on May 28, 2019, as amended by an Amendment to Separation and Release Agreement entered into by Rosenblatt and iMedia effective as of the date hereof (the “Separation Agreement”).

D.       Rosenblatt has continued to serve as a member of iMedia’s Board of Directors (the “Board”) since the Separation Date.

E.       Rosenblatt has voluntarily decided to resign from the Board effective as of the date hereof (the “Board Resignation Date”).

F.       iMedia desires for Rosenblatt to continue to provide certain services to iMedia after the Board Resignation Date, and Rosenblatt desires to provide such services, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual terms and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Rosenblatt and iMedia agree as follows:

AGREEMENT

1.            Resignation From The Board. Rosenblatt hereby confirms Rosenblatt’s resignation from the Board effective as of the Board Resignation Date, and from any other position Rosenblatt held with iMedia or any of its affiliates as of immediately prior to the Board Resignation Date, effective as of the Board Resignation Date. iMedia will pay to Rosenblatt any unpaid director fees earned by him under the iMedia board compensation guidelines, pro-rated for the period of service through the Board Resignation Date.

2.            Consulting Services. Commencing as of immediately after the Board Resignation Date, such that there is no break in Rosenblatt providing Service (as defined in iMedia’s 2011 Omnibus Incentive Plan), Rosenblatt will provide consulting services to iMedia as an independent contractor (the “Consulting Services”) continuing through the date prior to iMedia's next annual meeting of iMedia shareholders (the “Consulting Period”). The Consulting Services shall include: consulting on such matters related to iMedia’s business as requested by the Board or iMedia’s management from time to time. In exchange for Rosenblatt providing the Consulting Services, Rosenblatt’s Equity Awards (as defined in the Separation Agreement) along with the equity award granted to Rosenblatt on July 12, 2019 (the “2019 Award”) will continue to vest during the Consulting Period and otherwise remain subject to the terms and conditions of the iMedia 2011 Omnibus Incentive Plan (including Section 12 thereof in the case of a “corporate transaction” or “change in control” occurring during the Consulting Period) and the applicable agreements related to the Equity Awards and the 2019 Award. During the Consulting Period, Rosenblatt shall be responsible for Rosenblatt’s expenses related to the performance of Consulting Services, unless such expenses are specifically requested to be incurred by iMedia and approved by iMedia prior to the expense being incurred (in which case they shall be reimbursed within 30 days following submission of appropriate documentation in accordance with iMedia’s reimbursement policies).

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Exhibit 10.1

3.            Independent Contractor Relationship. Rosenblatt’s Consulting Services to iMedia shall be that of an independent contractor. During the Consulting Period, Rosenblatt will not be an employee or Board member of iMedia or any of its affiliates, and Rosenblatt will not be entitled to any compensation or benefits provided to employees or Board members of iMedia or any of its affiliates.

4.            Cooperation. During the Consulting Period and thereafter, Rosenblatt will reasonably cooperate, upon iMedia’s reasonable request and at its sole expense, in any proceedings relating to the business of iMedia, including with respect to any period of time in which Rosenblatt served iMedia as an employee or Board member, including but not limited to the execution of papers and lawful oaths and the giving of testimony, that in the opinion of iMedia, its successors and assigns, may be necessary or desirable to obtain in connection with any such proceedings.

5.            Return of All Property. Rosenblatt represents that he has returned all property to iMedia in accordance with the Separation Agreement, and that he also has returned to iMedia all documents iMedia previously permitted Rosenblatt to retain solely for purposes of his continuing service as a Board member.

6.            Indemnification. iMedia, at its own expense, will defend, indemnify, and hold harmless Rosenblatt and Rosenblatt’s heirs, executors, representatives, agents, insurers, administrators, successors and assigns with respect to any claim or action brought against Rosenblatt or Rosenblatt’s heirs, executors, representatives, agents, insurers, administrators, successors and assigns arising out of or in connection with Rosenblatt’s performance of the Consulting Services under this Agreement to the fullest extent permitted by law, including without limitation the advancement of expenses incurred in the defense of any such claim or action, provided, however, that iMedia shall have no obligation to indemnify Rosenblatt with respect to any claim or action arising out of Rosenblatt’s intentional wrongdoing, or with respect to any other action by Rosenblatt unrelated to Rosenblatt’s performance of the Consulting Services under this Agreement.

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Exhibit 10.1

7.            Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws, rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement shall be brought only in the federal or state courts of Minnesota, with venue in Hennepin County, Minnesota.

8.            Entire Agreement. This Agreement contains the full agreement between Rosenblatt and iMedia related to Rosenblatt’s resignation from the Board and any of its affiliates, effective as of the Board Resignation Date, and the performance of Rosenblatt for iMedia after the Board Resignation Date, and may not be modified, altered, or changed in any way, except by written agreement signed by the parties. For avoidance of doubt, this Agreement is not intended to, and does not, supersede or modify the Separation Agreement (including iMedia’s obligation to continue to pay the Consideration (as defined in the Separation Agreement) through the end of the eighteen (18) month period immediately following the Separation Date in accordance with the terms of the Separation Agreement), any of the applicable agreements related to the Equity Awards, the 2019 Award or the Company’s board compensation guidelines, each of which remain in full force and effect in accordance with their terms.

[Signature Page Follows]

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Exhibit 10.1

IN WITNESS WHEREOF, Rosenblatt and iMedia have executed this Agreement as of the Effective Date first written above.

/s/ Robert Rosenblatt
Robert Rosenblatt

iMedia Brands, Inc.

By:	/s/ James Spolar

Its:	General Counsel & Corporate Secretary

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